Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
B.H.I.T INC.

B.H.I.T. Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:                      That the Board of Directors of the Corporation, in action by unanimous written consent dated September 18, 2009, duly adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), declaring said amendment to be advisable and stating that said amendment be presented to the stockholders of the Corporation for their consideration.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, as set forth below, the Board hereby proposes that Article First of the Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”) be amended in its entirety to change the name of the Corporation and that Article Third of the Certificate of Incorporation be amended in its entirety to effectuate an increase of the authorized capital stock of the Corporation to 76.0 million shares consisting of 75.0 million shares of common stock and 1.0 million shares of blank check preferred stock:

“FIRST:                      The name of the Corporation is Banyan Rail Services Inc.”

“THIRD:                      (a)           Authorized Capital Stock.  The aggregate number of shares of all classes of stock that the Corporation is authorized to issue is 76,000,000 shares, consisting of:

(i)            75,000,000 shares of common stock, par value $0.01 per share (collectively, the “Common Stock”); and

(ii)           1,000,000 shares of serial preferred stock, par value $0.01 per share (collectively, the “Preferred Stock”).

  (b)           Common Stock.

(i)            Powers, Preferences and Rights.  Except as may otherwise be provided by this Certificate of Incorporation, as may be amended from time to time by resolutions of the Board of Directors designating a class or series of Preferred Stock pursuant to Section 3(c) hereof (this “Certificate of Incorporation”), or by the Delaware General Corporation Law, the powers, preferences and rights of the Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical.

(ii)            Voting Rights.  Except as may otherwise be provided by this Certificate of Incorporation or by the Delaware General Corporation Law, (A) all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock and (B) each holder of Common Stock shall be entitled to one vote for each share held of record on the applicable record date on all matters presented for a vote of the stockholders of the Corporation, including, without limitation, the election of directors.

(iii)            Dividends.  Except as may otherwise be provided by this Certificate of Incorporation or by the Delaware General Corporation Law, if, as and when dividends on the Common Stock are declared payable from time to time by the Board of Directors out of funds legally available therefor as provided in this Section 3(b)(iii), whether payable in cash, property, stock or other securities, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends.

(iv)            Liquidating Distributions.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon any sale or conveyance of all or substantially all of the assets of the Corporation, after payment or provision for payment of all the liabilities of the Corporation and the expenses of liquidation, and after the holders of the Preferred Stock shall have been paid in full the amounts, if any, to which they are entitled or a sum sufficient for such payment in full shall have been set aside, the remaining assets of the Corporation available for distribution shall be distributed ratably to the holders of the Common Stock in accordance with their respective rights and interests.  For the purpose of this Section 3(b)(iv), a merger, consolidation, sale or conveyance shall not be deemed to be a liquidation or winding up of the Corporation unless the transaction provides for the cessation of the business of the Corporation.

          (c)           Preferred Stock.

(i)            Designations by Board of Directors.  The Preferred Stock may be issued from time to time in one or more classes or series with such voting rights, full or limited, or without voting rights, and with such designations, preferences and relative, participating, optional or special rights, and qualifications, limitations or restrictions as are stated herein and as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinafter prescribed.

(ii)            Terms of the Preferred Stock.  Subject to the rights of the holders of the Common Stock, authority is hereby expressly granted to and vested in the Board of Directors or any designated committee thereof to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings to fully effectuate the issuance and redemption of any such Preferred Stock and, with respect to each class or series of Preferred Stock, to fix and state from time to time, by resolution or resolutions providing for the issuance thereof, the following:

(A)             the number of shares to constitute the class or series and the designations thereof;

(B)             whether the class or series is to have voting rights, full or limited, or to be without voting rights;

(C)             the preferences and relative, participating, optional or special rights, if any, and qualifications, limitations or restrictions thereof, if any, of the class or series;

(D)             whether the shares of the class or series will be redeemable and, if redeemable, the redemption price or prices and the time or times at which, and the terms and conditions upon which, such shares will be redeemable and the manner of redemption;

(E)             whether the shares of the class or series will be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking funds are to be established, the annual amount thereof and the terms and conditions relative to the operation thereof;

(F)             the dividend rate, whether dividends are payable in cash, stock or otherwise, the conditions upon which and the times when such dividends are payable, the preference or relation to the payment of dividends on any other class or series of stock, whether or not such dividends will be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends will accumulate;

(G)             the preferences, if any, and the amounts thereof that the holders of the class or series will be entitled to receive upon the voluntary or involuntary dissolution, liquidation or winding up of, or upon any distribution of the assets of, the Corporation;

(H)             whether the shares of the class or series will be convertible into, or exchangeable for, the shares of any other class or classes, or of any other series of the same or any other class or classes, of stock of the Corporation and the conversion price or prices, or ratio or ratios, or rate or rates, at which such conversion or exchange may be made, with such adjustments, if any, as shall be expressed or provided for in such resolution or resolutions; and

(I)             such other special rights and protective provisions with respect to the class or series as the Board of Directors or any designated committee thereof may deem advisable.

The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.  The Board of Directors or any designated committee thereof may from time to time increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized but unissued shares of Preferred Stock not designated for any other class or series thereof.  The Board of Directors or any designated committee thereof may from time to time decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series any unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

SECOND:                  That, thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, said amendment of the Corporation’s Certificate of Incorporation was duly adopted by written consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote on the matter.

THIRD:                       That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware; and

FOURTH:                   That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly elected officer on the 4th day of January, 2010.

B.H.I.T INC.

By:	/s/ C. Lawrence Rutstein
By: C. Lawrence Rutstein
Its: Vice President of Administration and Secretary